Exhibit 10.14

Robbins & Myers, Inc.
10586 Highway 75 North
Peter C. Wallace	Willis, Texas 77378
President and	Telephone:(936) 856-9181
Chief Executive Officer	Facsimile: (936) 890-1159
pete.wallace@robn.com

August 15, 2011

(Via email)

Dear Aaron:

This letter sets forth immediately below the terms upon which you will be employed by Robbins & Myers, Inc. (the “Company”) as its Vice President and President – Flow Control (Chemineer, Moyno Industrial Pumps, and PSG), reporting to Peter C. Wallace, President and Chief Executive Officer of the Company.

•	Your hire date is September 29, 2011.

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Your annual base salary will be $255,000 and will be paid semi-monthly throughout the year. Your base salary will be reviewed on an annual basis along with other senior managers of the Company. The Board of Directors will formally approve salary changes. In the past these changes have been approved at the October Board meeting, with any increase retroactive to October 1st. With your start date of September 29, it is anticipated that your next merit review would be effective October 1, 2012. Additionally, you will be provided a monthly taxable car allowance of $1,000. This allowance will be paid semi-monthly as part of the normal payroll process. In addition, we will reimburse you for all business miles driven as part of the normal expense reporting process. The current reimbursement rate is one half the government rates, due to the fact that you are provided a company car allowance.

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The Company currently has available an annual incentive plan for selected employees. Incentive pay in the plan is tied to the Company meeting its goals as described on a matrix of measurements focused on sales, profitability and cash flow. The plan will be divided into two elements, performance of Robbins & Myers, Inc. which is 25% of the incentive opportunity and the remaining 75% which will be based upon the combined results of the business for which you are responsible. Your target percentage will be set at 50% of your annual base salary. The FY12 plan will become effective as of September 1, 2011, and achievement of the Company’s targets will result in a 50% bonus. Based on results, the bonus can range from 0% to 100% of salary. All annual bonuses will be paid following the release of the audited financial results for the fiscal year which should occur in October.

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You are also eligible for participation in the Company’s Long Term Incentive Plan for executive officers for the three-year period beginning September 1, 2011. Your annual target value for this plan will be set at $250,000 (PAR level). Typically the targeted value is divided equally between stock options, RSU’s, and a performance based restricted stock awards program Meeting minimum threshold targets on the performance share award will result in a payment of 50% of PAR, and achieving the maximum targets will pay out at 200% of PAR. These plans are approved by the Compensation Committee annually and there is no guarantee that the plan, its components or your target amount will remain unchanged.

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Due to the timing of this change, we will also provide a sign-on bonus. Restricted stock with a value of approximately $350,000 will be granted to you on your hire date. These shares will cliff vest on the third year anniversary from your hire date.

•	The Company will reimburse you for the expense associated with the preparation of your personal income tax filings.

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You will be eligible to participate in the executive retirement program, which is a non-qualified SERP that contributes 10% of your annual pay (base and annual bonus) less company contributions to your 401K plan, to your retirement account. This account will be fully vested after five years of employment.

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You will be eligible to participate in the Robbins & Myers Employee Benefit Program on the first day of the month following your date of hire. An outline is provided for your review. Also, you will be provided with Life Insurance coverage equal to two (2) times your base pay and supplemental Long Term Disability coverage, subject to Evidence of Insurability.

•	You will be eligible for four weeks vacation on an annual basis, with five days allowed during the remainder of the 2011 calendar year.

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You will be provided with a severance agreement which will provide separation benefits equal to six (6) months’ pay and benefit coverage if your employment is terminated without cause within the first twenty-four (24) months of your employment.

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The Company will also enter into an Executive Officer Change of Control Agreement substantially in the form that the Board of Directors approved at its meeting on June 28, 2006 and was filed by the Company with its most recent 10-K.

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This offer is contingent upon the receipt of satisfactory background, criminal, and credit reports. In addition, you will be required to successfully complete a drug screen which we will arrange to be taken at a facility near your home.

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The position is located in Dayton, Ohio. To ease your relocation process, assistance will be provided to you. Any taxable relocation expenses will be grossed-up. Relocation benefits are contingent upon your signing the enclosed Employee Relocation Agreement. We will pay for your relocation from Germany, along with the transport of your household goods stored in Quincy.

Aaron, I am very excited about the contribution you can make to Robbins & Myers over the next several years. We have exciting times ahead and a significant number of opportunities for success. In addition, I feel there are plenty of opportunities that will continue to challenge you in the years ahead. You have a lot of potential, and the assignments we have in store should aid in your development to assure you reach your full potential.

Sincerely,

Peter C. Wallace

President & CEO